--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ----------------

                                 SCHEDULE 14D-1
              TENDER OFFER STATEMENT PURSUANT TO SECTION 14(d)(1)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                             (AMENDMENT NO. 4)

                               SCHEDULE 13D

                 UNDER THE SECURITIES EXCHANGE ACT OF 1934

                             (AMENDMENT NO. 4)

                               ----------------

                                INCONTROL, INC.
                           (NAME OF SUBJECT COMPANY)

                           PEGASUS ACQUISITIONS CORP.

                     AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF

                              GUIDANT CORPORATION
                                   (BIDDERS)

                               ----------------

                    COMMON STOCK, PAR VALUE $0.01 PER SHARE
                         (TITLE OF CLASS OF SECURITIES)

                                   45336L103
                     (CUSIP NUMBER OF CLASS OF SECURITIES)

                               ----------------

                                J.B. KING, ESQ.
                              GUIDANT CORPORATION
                              111 MONUMENT CIRCLE
                          INDIANAPOLIS, IN 46204-5129
                                 (317) 971-2000
  (NAMES, ADDRESS AND TELEPHONE NUMBER OF PERSON AUTHORIZED TO RECEIVE NOTICES
                    AND COMMUNICATIONS ON BEHALF OF BIDDER)

                               ----------------

                          COPIES OF COMMUNICATIONS TO:
                             BERNARD E. KURY, ESQ.
                           JONATHAN L. FREEDMAN, ESQ.
                              DEWEY BALLANTINE LLP
                          1301 AVENUE OF THE AMERICAS
                               NEW YORK, NY 10019
                                 (212) 259-8000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

  This Amendment No. 4 amends and supplements the Tender Offer Statement on
Schedule 14D-1/Schedule 13D, initially filed August 17, 1998, as amended (the "Schedule 14D-1"), of Guidant Corporation, an Indiana corporation, and its wholly-owned subsidiaries, Cardiac Pacemakers, Inc., a Minnesota corporation, and Pegasus Acquisitions Corp., a Delaware corporation ("Purchaser"), relating to Purchaser's tender offer for all of the outstanding stock of InControl, Inc., a Delaware corporation, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated August 17, 1998 (the "Offer to Purchase"). Unless otherwise defined herein, all capitalized terms used herein shall have the respective meanings given such terms in the Offer to Purchase or the Schedule 14D-1.

ITEM 2(G). IDENTITY AND BACKGROUND.

  The response to Item 2(g) is hereby amended and supplemented as follows:

    Ruedi E. Wager, Ph.D., a director of Parent, is a citizen of both France and Switzerland.

ITEM 10. ADDITIONAL INFORMATION.

  The response to Item 10 is hereby amended and supplemented as follows:

    On September 2, 1998, Parent and the Company issued the joint press release attached hereto as Exhibit (a)(9). The information set forth in the press release is incorporated herein by reference.

ITEM 11. MATERIAL TO BE FILED AS EXHIBITS.

 EXHIBIT
 NUMBER                             DESCRIPTION OF DOCUMENT
 -------  ----------------------------------------------------------------------------
 (a)(9)   Form of press release issued by Parent and the Company on September 2, 1998.

                                   SIGNATURE

  After due inquiry and to the best of my knowledge and belief, each of the undersigned certifies that the information set forth in this Statement is true, complete and correct.

Dated: September 4, 1998

                                          Pegasus Acquisitions Corp.

                                             /s/ A. Jay Graf
                                          By: _________________________________
                                            A. Jay Graf
                                            President

                                          Cardiac Pacemakers, Inc.

                                             /s/ A. Jay Graf
                                          By: _________________________________
                                            A. Jay Graf
                                            President and Chief Executive
                                           Officer

                                          Guidant Corporation

                                             /s/ A. Jay Graf
                                          By: _________________________________
                                            A. Jay Graf
                                            Vice President